EXHIBIT 99.1
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PRESS RELEASE
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Financial Contact: Lorraine D. Miller, CFA        Media Contact: Toni M. Cauble
                   Senior VP - Investor Relations                VP - Corp. Communications
                   404.760.7180                                  706.645.4879
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                          WESTPOINT STEVENS INC. BOARD
                         ADOPTS STOCKHOLDER RIGHTS PLAN

WEST POINT, GEORGIA (May 9, 2001) - WestPoint Stevens Inc. (NYSE:WXS) (www.westpointstevens.com) today announced that its Board of Directors has adopted a Stockholder Rights Plan ("Rights Plan") designed to protect Company stockholders in the event of takeover activity that would deny them the full value of their investment.

         In adopting the Rights Plan, the Board declared a dividend distribution of one common stock purchase right for each outstanding share of common stock of the Company, payable to stockholders of record at the close of business on May 21, 2001. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons acquires 15% or more of the Company's voting stock, or a person or group of affiliated or associated persons commences a tender or exchange offer that, if successfully consummated, would result in such person or group owning 15% or more of the Company's voting stock. A stockholder who owns 15% or more of the Company's voting stock as of May 9, 2001, will not trigger this provision unless the stockholder thereafter acquires an additional one percent or more of the outstanding stock. The rights will expire on May 9, 2011.

                  Each right, once exercisable, will entitle the holder (other than rights owned by an acquiring person or group) to buy one share of the Company's common stock at a price of $35.00, subject to adjustments. In addition, upon the occurrence of certain events, holders of the rights (other than rights owned by an acquiring person or group) would be entitled to purchase either the Company's common stock or shares in an "acquiring entity" at approximately half of market value. Further, at any time after a person or group acquires 15% or more (but less than 50%) of the Company's outstanding voting stock, subject to certain exceptions, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by an acquiring


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person or group) for shares of the Company's common stock having a fair market value on the date of such acquisition equal to the excess of (i) the fair market value of common stock issuable upon exercise of the rights over (ii) the exercise price of the rights.

                  The Company generally will be entitled to redeem the rights at $0.001 per right at any time prior to the close of business on the tenth day after there has been a public announcement of the beneficial ownership by any person or group of 15% or more of the Company's voting stock, subject to certain exceptions.

                  Commenting on the Rights Plan, WestPoint Stevens Chairman and Chief Executive Officer Holcombe T. Green, Jr., said, "The Board of Directors did not adopt the Rights Plan in response to any specific takeover threat. The Board believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of stockholders. It seeks to ensure that stockholders realize the long-term value of their investment. The Rights Plan should encourage anyone seeking to acquire the Company to treat all stockholders equally and to negotiate with the Board prior to a takeover attempt."

                  Details of the Rights Plan will be outlined in a letter to be mailed to stockholders on or about the record date of May 21, 2001.

                  WestPoint Stevens Inc. is the nation's leading home fashions consumer products marketing company, with a wide range of bed linens, towels, blankets, comforters and accessories marketed under the well-known brand names of GRAND PATRICIAN, PATRICIAN, MARTEX, LUXOR BY MARTEX, UTICA, STEVENS, LADY PEPPERELL, VELLUX and CHATHAM, and under licensed brands including RALPH LAUREN HOME, DISNEY HOME, SANDERSON, DESIGNERS GUILD, JOE BOXER and GLYNDA TURLEY. WestPoint Stevens is also a manufacturer of the MARTHA STEWART bed and bath lines. WestPoint Stevens can be found on the World Wide Web at www.westpointstevens.com.


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                  Safe Harbor Statement: Except for historical information
contained herein, certain matters set forth in this press release are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties may be attributable to important factors that include but are not limited to the following: Product margins may vary from those projected; Raw material prices may vary from those assumed; Additional reserves may be required for bad debts, returns, allowances, governmental compliance costs, or litigation; There may be changes in the performance of financial markets or fluctuations in foreign currency exchange rates; Unanticipated natural disasters could have a material impact upon results of operations; There may be changes in the general economic conditions that affect customer practices or consumer spending; Competition for retail and wholesale customers, pricing and transportation of products may vary from time to time due to seasonal variations or otherwise; Customer preferences for our products can be affected by competition, or general market demand for domestic or imported goods or the quantity, quality, price or delivery time of such goods; There could be an unanticipated loss of a material customer or a material license; The availability and price of raw materials could be affected by weather, disease, energy costs or other factors. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.



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